Exhibit 99.1

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015

Net Income from Continuing Operations

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported fourth quarter operating income from continuing operations excluding certain items (adjusted operating income) of $8.6 million, an increase of $3.2 million, or 59 percent, over the fourth quarter of 2014.

In the fourth quarter of 2015, and on a GAAP basis, the net loss attributable to A. H. Belo Corporation was ($13.7) million, or ($0.64) per share. For the same period in 2014, the Company reported net income attributable to A. H. Belo Corporation of $56.5 million, or $3.07 per fully diluted share, which included a gain of $77.1 million on the sale of the Company’s interest in Classified Ventures, LLC.

Jim Moroney, chairman, president and Chief Executive Officer, said, “We are very pleased and encouraged that we ended 2015 with a strong fourth quarter, and for the full year we were able to show revenue stability.  These results are attributable to our ongoing efforts to diversify our sources of revenue."

Fourth Quarter Results from Continuing Operations

Total revenue was $73.1 million in the fourth quarter of 2015, flat when compared to the prior year period.

Revenue from advertising and marketing services, including print and digital revenues, was $42.5 million in the fourth quarter of 2015, slightly down from the $43.3  million reported in the fourth quarter of 2014 as a result of the decrease in print advertising revenue offset by the increase in digital and marketing services revenue.

Total digital and marketing services revenue increased 31.7 percent to $11.4 million

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015 Net Income

from Continuing Operations

March 4, 2016

primarily due to the continued growth in marketing services revenue associated with the acquisition of DMV Digital Holdings, Inc. (“DMV Holdings”) on January 2, 2015, and organic growth at Speakeasy. For the fourth quarter of 2015 total digital and marketing services revenue was 26.8 percent of total advertising and marketing services revenue, reflecting a 680 basis point increase when compared to the 20.0 percent reported in the fourth quarter of 2014. Total digital advertising and marketing services revenue is approximately 15.6 percent of total revenue, reflecting  a 380 basis point increase when compared to the 11.8 percent reported in the fourth quarter of 2014.

Circulation revenue was flat at $21.4 million primarily due to the increase in pricing related to home delivery subscriptions and premium magazines, offset by lower home delivery and single copy volumes. However, in the fourth quarter of 2015 the Company saw strong performance in home delivery starts and a decrease in churn was achieved as a result of increased focus on retention and loyalty programs.

Printing, distribution, and other revenue increased 7.6 percent to $9.1 million in the fourth quarter of 2014 primarily due to the 131 percent growth in CrowdSource revenue offset by an 8.5 percent decline in commercial printing revenue.

Total consolidated operating expense in the fourth quarter was $82.6 million, a $2.5 million, or 3.1 percent increase, compared to the prior year period primarily due to the $7.3 million increase in pension settlement expense, operating expenses of $2.5 million associated with DMV Holdings and higher third party costs associated with the CrowdSource event marketing business. These increases were offset by a decrease in severance expense of $0.8 million and other savings in direct compensation and newsprint expense.

The Company’s newsprint expense in the fourth quarter was $3.8 million, a decrease of 25.7 percent compared to the prior year period. Newsprint consumption declined 11.2 percent to

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015 Net Income

from Continuing Operations

March 4, 2016

approximately 8,000 metric tons. Compared to the same period in 2014, newsprint cost per metric ton decreased 18.3 percent and the average purchase price per metric ton for newsprint decreased 19.8 percent.

Full-Year Results from Continuing Operations

For the full year 2015, the Company reported operating income from continuing operations excluding certain items (adjusted operating income), of $12.4 million, a decrease of $2.7 million, or 18.0 percent, over the full year 2014.

Total revenue was $272.1 million in 2015, flat to the prior year. This represents the third consecutive year the Company has been effective in significantly stabilizing revenue declines attributable to declines in print-related revenue. The continued improvement in year-over-year revenue performance in 2015 was driven by growth in digital and marketing services revenues from the Company's recent acquisition of DMV Holdings and from organically grown initiatives in marketing services and event promotion.

For the full year 2015, net loss attributable to A. H. Belo Corporation was ($17.8) million or ($0.84) per share. These results reflect a decrease from the $92.9 million of earnings, or $4.13 per fully diluted share, reported in 2014 which included total gains of $95.6 million related to the sale of the Company’s interest in Classified Ventures, LLC.

Advertising and marketing services revenue decreased slightly by 0.9 percent to $156.8 million primarily as a result of the decline in print advertising revenue, offset by the growth in digital and marketing services revenue.

Total digital and marketing services revenue increased 31.5 percent to $42.5 million primarily due to the continued growth in marketing services revenue associated with DMV

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015 Net Income

from Continuing Operations

March 4, 2016

Holdings and Speakeasy. For full year 2015, total digital and marketing services revenue was 27.1 percent of total advertising and marketing services revenue, compared to 20.5 percent in 2014. In addition, total digital advertising and marketing services revenue represented approximately 15.6 percent of total revenue, compared to 11.9 percent for the full year 2014.

Circulation revenue decreased 1.6 percent to $83.6 million due to lower volumes substantially offset by increased rates for home delivery and single copy.

Printing, distribution and other revenue increased 6.9 percent to $31.7 million primarily due to the 219 percent growth in CrowdSource revenue as a result of an increase in the number of events and higher attendance at events compared to 2014.

Total consolidated operating expense was $290.4 million in 2015, a 3.5 percent increase compared to the prior year. This increase over 2014 was primarily driven by an $8.9 million increase of operating expenses related to DMV Holdings, a $7.3 million increase in pension settlement expense, a  $1.7 million increase in severance expense and higher third-party costs associated with the Company’s event marketing business, offset by lower direct compensation, newsprint and facilities costs.

In 2015, the Company’s newsprint expense was $16.4 million, a decrease of 17.4 percent compared to the prior year. Newsprint consumption decreased 9.3 percent to approximately 31,000 metric tons. Compared to the prior year, newsprint cost per metric ton and the average purchase price per metric ton for newsprint decreased by 11.1 percent and 13.6 percent, respectively.

As of December 31, 2015, cash and cash equivalents were $78.4 million, and the Company had no debt. The Company had approximately 1,100 employees, a decrease of approximately 5 percent compared to the prior year.

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015 Net Income

from Continuing Operations

March 4, 2016

Pension Plans

In 2015, the Company did not have any required contributions to its pension plans and does not anticipate any required cash contributions to its pension plans in 2016. In 2015, the Company-sponsored plans continued a de-risking strategy whereby voluntary lump sum payments to participants were made to decrease future benefit obligations. As part of this strategy, payments of approximately $100 million were made by the pension trust in 2015 to approximately 1,000 participants.  This reduced the plans’ projected benefit obligation from approximately $369 million pre-offering to $268 million post-offering. As a result of these settlements, the Company recorded a non-cash charge to pension expense of $15.0 million.

Non-GAAP Financial Measures

A reconciliation of income from continuing operations to adjusted income from continuing operations are included as exhibits to this release.

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015 Net Income

from Continuing Operations

March 4, 2016

Financial Results Conference Call

A. H. Belo will conduct a conference call on Friday, March 4, 2016, at 9:00 a.m. CST to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-800-230-1074 (USA) or

612-234-9960 (International). A replay line will be available at 1-800-475-6701 (USA) or

320-365-3844 (International) from 11:00 a.m. CST on March 4, 2016, until 11:59 p.m. CST on March 11, 2016. The access code for the replay is 386261.

A. H. Belo Corporation Announces Fourth Quarter and Full-Year 2015 Net Income

from Continuing Operations

March 4, 2016

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC) is a leading local news and information publishing company with commercial printing, distribution and direct mail capabilities, as well as expertise in emerging media and digital marketing. With a continued focus on extending our media platform, we are able to deliver news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability,  revenue, expense, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations,  real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual  results to differ materially from those statements.

Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and   prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography; audits and related actions by the Alliance for Audited Media; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals in a timely manner and the resulting potential effects on operations; challenges attracting and retaining key personnel; challenges in consummating asset acquisitions or dispositions upon acceptable terms; technological changes; development of internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; consumer acceptance of new products and business initiatives; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; acts of terrorism; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K, and in the Company’s other public disclosures and filings with the Securities and Exchange Commission.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, except share and per share amounts (unaudited)	2015	2014	2015	2014
Net Operating Revenue
Advertising and marketing services	$42,509	$43,265	$156,790	$158,183
Circulation	21,448	21,464	83,581	84,922
Printing, distribution and other	9,131	8,483	31,737	29,683
Total net operating revenue	73,088	73,212	272,108	272,788
Operating Costs and Expense
Employee compensation and benefits	39,169	33,559	120,818	111,710
Other production, distribution and operating costs	32,792	34,309	125,829	122,239
Newsprint, ink and other supplies	7,617	8,495	30,892	32,507
Depreciation	2,820	3,721	11,515	13,820
Amortization	242	77	1,349	198
Total operating costs and expense	82,640	80,161	290,403	280,474
Operating loss	(9,552)	(6,949)	(18,295)	(7,686)
Other (Loss) Income, Net
Gains (loss) on equity method investments, net	(777)	76,692	(1,065)	93,898
Other (loss) income, net	508	1,637	(404)	5,773
Total other (loss) income, net	(269)	78,329	(1,469)	99,671
Income (Loss) from Continuing Operations Before Income Taxes	(9,821)	71,380	(19,764)	91,985
Income tax (benefit) provision	4,031	2,503	(1,570)	5,978
Income (Loss) from Continuing Operations	(13,852)	68,877	(18,194)	86,007
Income from discontinued operations	—	298	—	4,064
Gain (loss) related to the divestiture of discontinued operations, net	(1)	(52)	(63)	17,057
Tax expense from discontinued operations	—	12,653	—	14,351
Gain (Loss) from Discontinued Operations, Net	(1)	(12,407)	(63)	6,770
Net Income (Loss)	(13,853)	56,470	(18,257)	92,777
Net loss attributable to noncontrolling interests	(196)	(72)	(415)	(152)
Net Income (Loss) Attributable to A. H. Belo Corporation	$(13,657)	$56,542	$(17,842)	$92,929

Basic
Continuing operations	$(0.64)	$3.09	$(0.84)	$3.84
Discontinued operations	—	(0.57)	—	0.31
Net income (loss) attributable to A. H. Belo Corporation	$(0.64)	$2.52	$(0.84)	$4.15
Diluted
Continuing operations	$(0.64)	$3.07	$(0.84)	$3.82
Discontinued operations	—	(0.57)	—	0.31
Net income (loss) attributable to A. H. Belo Corporation	$(0.64)	$2.50	$(0.84)	$4.13
Weighted average shares outstanding
Basic	21,460,241	21,943,031	21,408,940	21,899,602
Diluted	21,460,241	22,034,687	21,408,940	22,006,022

A. H. Belo Corporation
Condensed Consolidated Balance Sheets
	December 31,
In thousands, (unaudited)	2015	2014
Assets
Current assets:
Cash and cash equivalents	$78,380	$158,171
Accounts receivable, net	31,502	34,396
Other curent assets	13,467	13,323
Assets of discontinued operations	—	565
Total current assets	123,349	206,455
Property, plant and equipment, net	51,358	61,589
Intangible assets, net	5,778	656
Goodwill	36,883	24,582
Other assets	4,133	5,465
Total assets	$221,501	$298,747
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,736	$12,904
Accrued compensation and other current liabilities	11,812	72,065
Advance subscription payments	14,424	15,894
Liabilities of discontinued operations	—	543
Total current liabilities	38,972	101,406
Long-term pension liabilities	57,446	65,859
Other liabilities	4,812	5,463
Total liabilities	101,230	172,728
Noncontrolling interests - redeemable	1,421	—
Total shareholders’ equity attributable to A. H. Belo Corporation	117,781	125,763
Noncontrolling interests	1,069	256
Total shareholders’ equity	118,850	126,019
Total liabilities and shareholders’ equity	$221,501	$298,747

A. H. Belo Corporation - Non-GAAP Financial Measures
Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In thousands, (unaudited)	2015	2014	2015	2014

Total net operating revenue	$73,088	$73,212	$272,108	$272,788
Total operating costs and expense	82,640	80,161	290,403	280,474
Operating Loss	(9,552)	(6,949)	(18,295)	(7,686)

Addback:
Depreciation	2,820	3,721	11,515	13,820
Amortization	242	77	1,349	198
Severance expense	145	932	2,891	1,163
Pension plan settlement loss	14,964	7,648	14,964	7,648
Adjusted Operating Income	$8,619	$5,429	$12,424	$15,143

The Company evaluates adjusted operating income which is presented for operating income adjusting for depreciation,  amortization, severance expenses and pension plan settlement (“Adjusted Operating Income”). The Company believes that such expenses and charges are not indicative of normal, ongoing operations and their inclusion in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted Operating Income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses Adjusted Operating Income and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this Non-GAAP financial measure for the purposes of evaluating consolidated company performance. The Company therefore believes that the Non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted Operating Income should not be considered in isolation or as a substitute for net income from continuing operations, cash flows provided by operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.